FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2010

0-15885
(Commission File Number)

NATIONAL DATACOMPUTER, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2942832
(State of Incorporation)	(IRS Employer Identification No.)

19B Crosby Drive, Suite 310, Bedford, Massachusetts 01730
 (Address of registrant's principal executive office)

(781) 275-1686
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(C) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On July 12, 2010, National Datacomputer, Inc. (the “Company”) entered into a subscription agreement with Mary Lee Ingoldsby, pursuant to which the Company issued to Ms. Ingoldsby a secured convertible promissory note in the principal amount of $75,000. Such promissory note bears interest at the rate of 0.67% per annum, compounded annually. All principal and accrued interest will be payable on July 12, 2013.

Simultaneously with the issue of such promissory note, the Company amended and restated certain promissory notes issued in April 2010 to three other investors, including one officer of the company, so that all such promissory notes (together with the promissory note issued to Ms. Ingoldsby, the “Notes”), bear identical terms. The aggregate principal amount of all four Notes is $150,000.

At any time on or after July 12, 2012, the principal balance of the Notes, together with any and all accrued interest, will be convertible in whole or in part, at the option of the respective holders, into such number of shares of the Company’s Common Stock which equals 127,306.6 shares of Common Stock (as such number may be adjusted to reflect any stock dividends, combinations, splits or similar events with respect to such shares) for each $1,000 of principal and interest which the holder elects to convert. Such principal balance (excluding interest), if converted in full, is convertible into 19,095,990 shares of Common Stock, which amount is equal to 80% of the number of shares of Common Stock outstanding on July 12, 2010, calculated on a fully diluted basis and including conversion of the Notes.

The Notes may be prepaid by the Company at its election with the written consent of the holders of at least 75% in original principal amount of the Notes.

The Company’s obligations under the Notes are secured by the grant of a first priority security interest in all of the Company’s assets.

Subject to applicable cure periods, the holders of a majority of the principal amount of the Notes outstanding from time to time may declare the entire unpaid principal balance of the Notes to be due and payable upon certain events of default.

The issuance of the Notes was exempt from registration under the Securities Act of 1933, as amended, pursuant to an exemption provided by Section 4(2) of the Securities Act.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See the disclosures in Item 1.01 above, which are incorporated herein by this reference.

Item 3.02   Unregistered Sales of Equity Securities

See the disclosures in Item 1.01 above, which are incorporated herein by this reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the repurchase of the shares of Common Stock owned by Mr. Anthony Stafford (see Item 8.01, below), Mr. Stafford resigned from the Company’s Board of Directors and as the Chairman of the Board, effective July 13, 2010. Mr. Stafford indicated that his resignation was due to a personal decision to pursue other interests and was not the result of any disagreements with the Company’s management or Board of Directors.

On July 15, 2010, the Board of Directors appointed Ms. Bruna Bucacci, a current member of the Company’s Board of Directors, as the interim Chairman of the Board. Also effective July 15, 2010, the Board of Directors appointed Ms. Ingoldsby as a member of the Board, in consideration of her purchase of the promissory note described in Item 1.01, above. It is expected that Ms. Ingoldsby’s husband, Michael Ingoldsby will assist the Company in its attempt to raise additional capital. As of the filing of this Report, the Company has not entered into any specific agreement with Mr. Ingoldsby and no such agreement has been approved by the Company’s Board of Directors.

Ms. Ingoldsby is a licensed real estate broker and has been an Associate Broker at Coldwell Banker Residential Brokerage since 2001. Prior to 2001, she was a member of the Board of Directors of Managed Health Care Systems, a private corporation in Hingham, Mass which provides home health care services to senior citizens in their home settings. Ms. Ingoldsby was also a member of the Board of Directors of the Altwell Group, an organizational consulting group in Waltham, Mass, from 1985 to 2002. Ms. Ingoldsby received both a Bachelor of Science degree in Education and a Master of Science degree in Special Education from Boston College.

Item 8.01    Other Events

On July 13, 2010 the Company repurchased 3,115,077 shares of its Common Stock owned by Anthony Stafford, for an aggregate purchase price of $5,000, or $0.0016 per share. Such shares constituted 65.24% of the Company’s common Stock outstanding as of such date.

Item 9.01	Exhibits

(d) The following exhibits are furnished with this report:

Exhibit Number	Description

10.1	Secured Convertible Promissory Note dated July 12, 2010, issued to Mary Lee Ingoldsby

10.2	Amended and Restated Convertible Note dated July 12, 2010, issued to Bruna Bucacci

10.3 (1)	Form of Subscription Agreement

10.4 (1)	Form of Security Agreement

10.5	Letter Agreement dated July 13, 2010, between the Company and Anthony Stafford
________________

(1)	Filed as an exhibit to the Company’s Current report on Form 8-K dated April 21, 2010, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL DATACOMPUTER, INC.

Date: July 20, 2010	By:	/s/ Bruna Bucacci
Bruna Bucacci, Chief Executive Officer